Exhibit 99.1

Media Susan Neath Porter Novelli Life Sciences (609) 529-0676	Rajesh Shrotriya, M.D. President & CEO Spectrum Pharmaceuticals (949) 743-9295	Russell Skibsted SVP & Chief Business Officer Spectrum Pharmaceuticals (949) 743-9234

Spectrum Pharmaceuticals Announces Third Quarter 2006 Financial Results and Pipeline Update

•      Ends third quarter with approximately $50 million and approximately 25 million shares outstanding

Conference Call Today, November 3, 2006 at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time)

Domestic: 866.510.0712

International: 617.597.5380

Passcode: 70365629

Webcast at www.spectrumpharm.com

IRVINE, Calif., November 3, 2006 — Spectrum Pharmaceuticals, Inc. (NASDAQ: SPPI) today reported results for the third quarter ended September 30, 2006.

For the third quarter of 2006, Spectrum Pharmaceuticals recorded a net loss of approximately $7.4 million, or approximately $0.30 per share, compared to a net loss of approximately $5.2 million, or approximately $0.32 per share, in the third quarter of 2005. The net cash used in operations during the nine-months ended September 30, 2006 and 2005 was approximately $13.3 million and $11.1 million, respectively.  The net cash used in operations for the third quarter of 2006 was approximately $4.4 million.   As of September 30, 2006, the Company had cash, cash equivalents and marketable securities of approximately $50 million.

Spectrum’s Third Quarter Highlights

•      Reported positive results in the pivotal Phase 3 trial of satraplatin as a second-line treatment for patients suffering from hormone refractory prostate cancer (HRPC).  The trial, evaluating satraplatin plus prednisone versus placebo plus prednisone showed that the satraplatin arm provided highly statistically significant results (p<0.00001) for progression free survival in patients suffering from HRPC using the protocol-specified log-rank test.

•      Initiated a Phase 2 trial of satraplatin in combination with Tarceva® in patients suffering from inoperable, advanced, non-small cell lung cancer by our partner, GPC Biotech AG.

•      Reported favorable Phase 2 results of Spectrum’s proprietary drug, ozarelix, in patients suffering from Benign Prostate Hypertropy (BPH).  The results were highly statistically significant (p<0.0001) in improving clinical symptoms of BPH as measured by the International Prostate Symptom Score (IPSS), the standard method of assessing BPH symptoms and the primary endpoint of the study. Other efficacy endpoints of the study, such as urine flow, residual urine volume, and quality of life were also met. In addition, the drug had an excellent safety profile.

•      Partner AEterna Zentaris entered into an agreement with Nippon Kayaku, a key player in the Japanese oncology market, for the development and marketing of ozarelix for all potential oncology indications in Japan.  Under Spectrum’s license agreement with AEterna Zentaris, Spectrum is entitled to receive fifty percent of the upfront and milestone payments and royalties AEterna Zentaris’ receives under this agreement with Nippon Kayaku.

“This quarter has been pivotal for Spectrum. We achieved significant milestones in two of our late-stage programs, including positive Phase 3 results for satraplatin in patients with hormone refractory prostate cancer and favorable Phase 2 results for ozarelix in patients with benign prostate hypertrophy,” stated Rajesh Shrotriya, M.D., Chairman, President and Chief Executive Officer of Spectrum Pharmaceuticals.  “These events validate our business model of acquiring undervalued compounds with the potential to significantly improve people’s lives, and fuel additional growth for the company. With positive Phase 3 satraplatin data in hand, we are closer to receiving significant milestone payments and royalties on sales, which we will use to enhance shareholder value by advancing the development of our proprietary pipeline of drugs, including EOquin™ and ozarelix.”

2006 and 2007 Events and Milestones

•                  Sumatriptan injection patent litigation trial with GlaxoSmithKline is set for November 13, 2006.  If there is a successful ruling by the court, Spectrum could launch sumatriptan injection with our partner, PAR Pharmaceutical, in the second half of 2007.

•                  Host an Analyst & Investor Day on November 28, 2006 at 4:00 p.m. ET at the Intercontinental-Barclays in New York City.

•                  Finalize a Special Protocol Assessment (SPA) with the FDA for the Phase 3 trial of EOquin as a treatment for superficial bladder cancer and subsequently initiate the Phase 3 trial.

•                  Our partner, GPC Biotech AG, completes a New Drug Application (NDA) filing for satraplatin in patients with hormone refractory prostate cancer.  Spectrum will receive a milestone payment upon acceptance of the NDA by the FDA.

•                  Develop a Phase 3 trial protocol with the FDA for ozarelix in patients suffering from benign prostate hypertrophy and initiate a Phase 3 trial in this indication in 2007.

•                  Obtain approval of satraplatin in mid-2007 and launch satraplatin soon thereafter.

•                  Respond in early 2007 to certain chemistry and manufacturing questions relating to the NDA for LFA; obtain approval thereafter and launch in the second half of 2007.

Spectrum reported $92,000 in revenues for the quarter ended September 30, 2006 compared to $184,000 in revenues in the quarter ended September 30, 2005. Research and development expenses increased by approximately $2.5 million, from approximately $3.3 million in the three-month period ended September 30, 2005 to approximately $5.8 million in the three-month period ended September 30, 2006, due to the expanded scope of the company’s research and development activities, including an increase in the number of personnel in preparation for Phase 3 trials for EOquin(TM) and ozarelix. General and administrative expenses decreased by approximately $0.7 million to approximately $1.5 million in the three-month period ended September 30, 2006 compared to approximately $2.2 million in the same period last year.  The decrease in general and administrative expenses is primarily due to a decrease in legal expense in connection with the lawsuit regarding our patent challenge of GlaxoSmithKline’s Imitrex® injection.

Stock-based charges increased by approximately $0.5 million from approximately $0.2 million in the three-month period ended September 30, 2005 to approximately $0.7 million in the three-month period ended September 30, 2006.  This increase is primarily due to our adoption of SFAS 123(R), effective January 1, 2006.

About Spectrum Pharmaceuticals

Spectrum Pharmaceuticals opportunistically acquires and advances a diversified portfolio of drug candidates that meet critical health challenges for which there are few other treatment options. Spectrum’s expertise lies in identifying undervalued drug candidates with demonstrated safety and efficacy, and adding value through further clinical development and selection of the most viable and low-risk methods of commercialization. The company’s pipeline includes promising early and late-stage drug candidates with unique formulations and mechanisms of action that address the needs of seriously ill patients, such as at-home chemotherapy and new treatment regimens for refractory disease. For more information, please visit our website at www.spectrumpharm.com.

Forward-looking statement

This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, Spectrum’s ability to identify, acquire and develop its portfolio of drug candidates, the Company’s promising pipeline, that positive data are helping to fuel additional growth, that with positive Phase 3 satraplatin data in hand, we are closer to receiving significant milestone payments and royalties on sales, that we will enhance shareholder value, that we will advance the development of our proprietary pipeline of drugs, including Eoquin™ and ozarelix, that we will receive fifty percent of the upfront and milestone payments and royalties AEterna Zentaris’ receives under its agreement with Nippon Kayaku, that we will launch sumatriptan injection in the second half of 2007, that we will receive a special protocol assessment from the FDA for the Phase 3 trial of EOquin as a treatment for superficial bladder cancer and subsequently initiate the Phase 3 trial, that GPC Biotech AG will complete the filing of the NDA for satraplatin in patients with hormone refractory prostate cancer, that we will receive a milestone payment upon acceptance of the NDA by the FDA, that we will develop a Phase 3 trial protocol with the FDA for ozarelix in patients suffering from benign prostate hypertrophy and initiate a Phase 3 trial in this indication in 2007, that we will obtain approval of satraplatin in mid-2007 and launch satraplatin soon thereafter, that we will respond in early 2007 to certain chemistry and manufacturing questions relating to the NDA for LFA; obtain approval thereafter and launch in the second half of 2007 and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that past results may not be indicative of future results, the possibility that price and other competitive pressures may make the marketing and sale of our generic drugs not commercially feasible, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of significant revenues, our limited human and financial resources, our limited experience in establishing strategic alliances, our limited marketing experience, our limited experience with the generic drug industry, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.  We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.

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SPECTRUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

(In thousands, except Share and per share data)

Summary Condensed Consolidated Statement of Operations (Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Revenues	$92	$184	$92	$424

Operating expenses:
Cost of product sold	97	103	97	324
Research and development	5,803	3,252	13,554	10,319
General and administrative	1,516	2,152	4,379	4,721
Stock-based charges	738	169	6,306	863
Total operating expenses	8,154	5,676	24,336	16,227

Loss from operations	(8,062)	(5,492)	(24,244)	(15,803)
Other income, net	660	264	1,949	754
Net loss before minority interest in consolidated subsidiary	(7,402)	(5,228)	(22,295)	(15,049)
Minority interest in net loss of consolidated subsidiary	—	—	2	4
Net loss	$(7,402)	$(5,228)	$(22,293)	$(15,045)
Basic and diluted net loss per share	$(0.30)	$(0.32)	$(0.93)	$(0.96)

Basic and diluted weighted average common shares outstanding	24,485,369	16,666,960	23,934,749	15,723,509

Supplemental Information
Stock-based charges - Components:
Research and development	$447	$147	$5,233	$801
General and administrative	$291	$22	$1,073	$62
Total stock based charges	$738	$169	$6,306	$863

Summary Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2006	2005

Cash, cash equivalents and marketable securities	$50,452	$63,667
Accounts Receivable	1,214	287
Inventory	—	58
Other current assets	293	373
Total current assets	51,959	64,385
Property and equipment, net and other assets	775	690
Total assets	$52,734	$65,075

Total liabilities	$7,383	$4,069
Minority Interest	21	23
Stockholders’ equity	45,330	60,983
Total liabilities and stockholders’ equity	$52,734	$65,075